Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE	Media Contacts:
Telkonet Investor Relations
414.721.7988
ir@telkonet.com

Telkonet Announces Sale of Its Hospitality Networking Business Unit

Divestiture of Non-Core Assets Supports EcoSmart Segment Growth Initiatives

March 30, 2017: Waukesha, WI - Telkonet, Inc. (OTCQB: TKOI), a leader in intelligent automation and occupancy-based energy management technology, today announced the sale whereby DCI-Design Communications, a quality and service oriented leader in the telecommunications and networking space, acquired certain assets and liabilities of EthoStream, Telkonet’s hospitality networking business segment. This transaction is part of Telkonet’s strategic plan to focus on its core business operations and devote resources to the segment with the greatest potential for growth.

"Our announcement today is the result of a thorough and deliberate process to maximize the value of Telkonet’s activities in the growing Intelligent Automation and Internet of Things industry," stated Jason Tienor, President and Chief Executive Officer. "Now, appropriately capitalized, we can fully focus resources on our core strengths of innovation and automation and capitalize on our unique combination of market relationships and channel expansion. The sale provides Telkonet with a stronger balance sheet as we move the Company on its path toward rapid revenue growth, strong cash flows and improved profitability."

Telkonet will use substantially all of the net proceeds from the sale to support the expansion of its EcoSmart Platform development and increased sales and marketing activities of EcoSmart solutions and partners.

Mr. Tienor continued, "While the hospitality high-speed Internet access (HSIA) industry has become competitive in recent years and thus impacting EthoStream’s revenues, we’ve continued to experience rapid growth of our innovative EcoSmart Platform and believe that there are significant opportunities to increase our operating results in this growing market. After a comprehensive review of the strategic options for Telkonet, we concluded that this market is distinct enough from our core business that its value might be best maximized outside the Company. While EthoStream has historically been a solid contributor to our results, we believe that it will benefit from being part of DCI.  Further, we believe that by focusing on the growth and development of our EcoSmart business where our experienced team has consistently increased revenues and expanded the portfolio in a far larger emerging industry, we’re best able to enhance shareholder value.”

ABOUT TELKONET

Telkonet, Inc. (OTCQB: TKOI) provides innovative intelligent automation platforms at the forefront of the Internet of Things (IoT) space. Helping commercial audiences better manage operational costs, the Company’s EcoSmart intelligent automation platform is supported by a full-suite of IoT-connected devices that provide in-depth energy usage information and analysis, allowing building operators to reduce energy expenses. Vertical markets that benefit from EcoSmart products include hospitality, education, military, government, healthcare and multiple dwelling housing. Telkonet was founded in 1977 and is based in Waukesha, WI. For more information, visit www.telkonet.com.

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Telkonet, Inc. • 20800 Swenson Drive, Suite 175 • Waukesha, WI 53186 • Phone: 414.223.0473 • Fax: 414.258.8307 • www.telkonet.com